OPERATING AGREEMENT OF

REALYINVEST, LLC

This Operating Agreement (“Agreement”) is entered into as of August 20, 2020 (the "Effective Date") by and among the Members as appear in Exhibit "A" hereto.

RECITALS

A.The Members have formed a limited liability company (the "Company") under the Florida Revised Limited Liability Company Act; and

B.The Members enter into this Operating Agreement to provide for the governance of the Company and the conduct of its business and to specify their relative rights and obligations.

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

TERMS OF AGREEMENT ARTICLE I: DEFINITIONS

The following capitalized terms used in this Agreement have the meanings specified in this Article or elsewhere in this Agreement and when not so defined shall have the meanings set forth in Florida Revised Limited Liability Company Act, Corporations Code §17701.01, Chapter 65 et seq (the “Act”).

1.1"Act" means the Florida Revised Limited Liability Company Act, and related provisions, as the same may be amended from time to time.

1.2"Agreement" means this Operating Agreement, as originally executed and as amended from time to time.

1.3"Articles of Organization" as applied to this Company, shall be the Articles of Organization filed on May 24, 2017, as may be amended pursuant to this Agreement and Corporations Code §17702.

1.4"Book Adjustments" means, for any item of Company property for a given fiscal year, adjustments with respect to Book Value for depreciation, cost recovery, or other amortization deduction or gain or loss computed in accordance with Treasury Regulation §1.704- 1(b)(2)(iv)(g), including Book Depreciation.

1.5"Book Depreciation" means, for any item of Company property for a given fisca1 year, a percentage of depreciation or other cost recovery deduction allowable for federal income tax purposes for that item during that fiscal year equal to the result (expressed as a percentage) obtained by dividing (I) the Gross Asset value of that item at the beginning of the fiscal year ( r the acquisition date during the fiscal year) by (2) the federal adjusted tax basis of the item at t e beginning of the fiscal year (or the acquisition date during the fiscal year). If the adjusted tax basis of an item is zero, the Company may determine Book Depreciation, provided that it is done in a reasonable and consistent manner.

1.6"Capital Account" means, for any Member, a separate account maintained and adjusted in accordance with Article III, Section 3.2.

1.7"Capital Contribution" means, with respect to any Member, the amount of money or services rendered or to be rendered, and the fair market value of any property contributed the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take "subject to" under IRC §752) in consideration of a Membership Interest held by that Member. A Capital Contribution shall not be deemed a loan.

1.8"Capital Event" means a sale or disposition of any of the Company's capital assets, the receipt of insurance and other proceeds on account of an involuntary conversion of Company property, the receipt of proceeds from a refinancing of Company property, or a similar event with respect to Company property or assets.

1.9"Company" means the company named in Article II, Section 2.2.

1.10"Corporations Code" means the Business Organizations Code.

1.11"Distributable Cash" means the amount of cash available for distribution to the Members, taking into account all debts, liabilities, and obligations of the Company then due to become due and reasonable reserves for working capital for customary claims against, and expenses of, the Company.

1.12"Distribution" means a transfer of money or property by the Company to its Members without consideration.

1.13"Electronic transmission by the Company" and "electronic transmission to the Company" have the meanings set out in Corporations Code §1770 l.02(i).

1.14"Encumber" means the act of creating or purporting to create an Encumbrance whether or not perfected under applicable law.

1.15"Encumbrance" means, with respect to any Membership Interest, or any part of it, a mortgage, pledge, security interest, lien, proxy coupled with an interest (other than as contemplated in this Agreement), option, or preferential right to purchase.

1.16"Gross Asset Value" means, with respect to any item of property of the Company, the item's adjusted basis for federal income tax purposes, except as follows:

(a)The Gross Asset Value of any item of property contributed by a Member to the Company shall be the fair market value of that property, as mutually agreed by the contributing Member and the Company;

(b)The Gross Asset Value of any item of Company property shall be adjusted as of the following times: (1) the acquisition of an interest or additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (2) the distribution of money or other property (other than a de minimis amount by the Company to a Member as consideration for a Transferable Interest in the Company; and (3) the liquidation of the Company within the meaning of Treasury Regulation§1.704-l (b)(2)(ii)(g ), provided, however, that adjustments under clauses (1) and (2) above shall be m de only if the Members have determined that the Company must revalue its assets in accordance with Treasury Regulation § l. 704-1(b)(2)(iv)(t);

(c)The Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of the asset on the date of distribution;

(d)The Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of the assets under IRC §734(b) or §743(b), subject to the limitations imposed by IRC §755 and only to the extent that the adjustments are taken into account in determining Capital Accounts under Treasury Regulation §l.704-l(b)(2)(iv)(m), and if the Gross Asset Value of an asset has been determined or adjust d under paragraph (a), (b), or (d) of this Section 1.16, the Gross Asset Value shall thereafter be adjusted by the Book Adjustments, if any, taken into account with respect to the asset for purposes of computing Profits and Losses.

1.17"Initial Member" or "Initial Members" means those Persons whose names are set forth in Exhibit A of this Agreement. A reference to an "Initial Member" means any of the Initial Members.

1.18"Involuntary Transfer" means, with respect to any Membership Interest, or an part of it, any Transfer or Encumbrance, by operation of law, under court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, receiver, or assignee for the benefit of creditors.

1.19"IRC" means the Internal Revenue Code of 1986, as amended, and any successor provision.

1.20"Losses." See "Profits and Losses."

1.21"Majority of Members" means a Member or Members whose Membership Interests represent more than fifty (50) percent of the Membership Interests of all Members.

"Member" means an Initial Member or a Person who otherwise acquires a Membership Interest, as permitted under this Agreement , and who remains a Member.

1.22"Membership Interest" means the entire ownership interest of a Member in the Company at any particular time, as set forth in Exhibit A hereto, including the Member's economic interest, the right to vote on or participate in the management of the Company, and the right to receive information concerning the affairs of the Company, together with the obligations of the Member to comply with all terms and conditions of this Agreement.

1.23''Notice" means a written notice required or permitted under this Agreement. notice shall be given or sent when deposited, as certified mail or for overnight deliver, postage and fees prepaid, in the United States mails; when delivered to Federal Express, United Parcel Service, OHL World Wide Express, or Airborne Express, for overnight delivery, charges prepaid or charged to the sender's account; when personally delivered to the recipient; when transmitted by electronic transmission by or to the Company (as defined in Section 1.13); or when delivered to the home or office of a recipient in the care of a person whom the deliverer has reason to believe shall promptly communicate the notice to the recipient.

1.24"Person" means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company, or other entity, whether domestic or foreign.

1.25"Profits and Losses" means, for each fiscal year or other period as specified in this Agreement, an amount equal to the Company's taxable income or loss for the year or period, determined in accordance with IRC §703(a).

1.26"Proxy" means a written authorization signed or an electronic transmission authorized by a Member or the Member's attorney-in-fact giving another Person the power to exercise the voting rights of that Member. A Proxy may not be transmitted orally.

1.27"Percentage Interest" means the percentage of a Member set forth opposite the name of that Member under the column "Percentage Interest" in Exhibit A, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.

1.28"Purchase Event" means (a) in the event of a proposed voluntary transfer of a Membership Interest by a Member, (b) the death of a Member or a Member's spouse, or (c) the entry of (i) a decree of legal separation of a Member and the Member's spouse, or (ii) a final decree of dissolution of marriage of a Member and the Member's spouse.

1.29"Regulations" means the income tax regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the IRC, as those Regulations may be amended from time to time, including corresponding provisions of applicable successor regulations.

1.30"Substituted Member" is defined in Article VIII, Section 8.9.

"Successor in Interest" means a Transferee, a successor of a Person by merger or otherwise by operation of law, or a transferee of all or substantially all of the business or asset of a Person.

1.34"Transfer" means any assignment , conveyance, lease, sale , gift, Involuntary Transfer, Encumbrance, or other disposition of a Membership Interest or any part of a Member ship Interest, directly or indirectly, other than an Encumbrance that is expressly permitted under this Agreement.

1.35"Transferable Interest" means a Person's right to share in the income, gains, losses, deductions, credit, or similar items of the Company, and to receive distributions from the Company under this Agreement or under the Act, but does not include any other rights of a Member, including the right to vote, the right to participate in the management of the Company, or, except as provided in Corporations Code §17704.1O(a)-(i), any right to information concerning the business and affairs of the Company.

1.36"Transferee" means a Person who has acquired all or part of a Transferable Interest in the Company, by way of a Transfer in accordance with the terms of this Agreement, but who has not become a Member.

1.37"Transferring Member" means a Member who by means of a Transfer has transferred a Transferable Interest in the Company to a Transferee.

1.37"Triggering Event" is defined in Article VIII, Section 8.3.

1.38"Vote" means a written consent or approval, a ballot cast at a meeting, or a voice vote.

1.39"Voting Interest" means, with respect to a Member, the right to Vote or participate in management and any right to information concerning the business and affairs of the Company provided under the Act, except as limited by the provisions of this Agreement. A Member's Voting Interest shall be directly proportional to that Member's Membership Interest.

1.40"Writing" includes any form of recorded message capable of comprehension by ordinary visual means, including facsimile transmission and the electronic communications as described in Corporations Code §17701.02(i).

1.41"Written" or " in writing" means by a Writing as defined in Section 1.40.

ARTICLE II: ARTICLES OF ORGANIZATION

2.1.Formation. The Members have caused the Company to be formed under the laws of the State of Florida by filing Articles of Organization with the Florida Secretary of State on May 24, 2017.

2.2.Name. The name of the Company is RealyInvest, LLC.

2.3.Address. The principal executive office of the Company shall be 2000 PGA Blvd, Suite 4440 Palm Beach Gardens, Florida, or at such other place as may be designated by the Manager from time-to-time.

2.4.Registered Agent. The initial agent for service of process on the Company is Jeffrey S. Beebe, whose address is 3134 San Michele Dr., Palm Beach Gardens, Florida.  A Majority of

Members may from time to time change the Company's agent for service of process.

2.5.Purpose. The Company shall be formed for the purposes of engaging in the business of providing management services, and for any other legal purpose under the laws of the State of Florida.

2.6.Term. The term of existence of the Company shall commence on the effective date of filing of Articles of Organization with the California Secretary of State, and shall continue until terminated by the provisions of this Agreement or as provided by law.

2.7.Members. The names of the Initial Members of the Company are set forth in Exhibit A.

ARTICLE III: CAPITALIZATION

3.1.Initial Capital Contributions. Each Member's initial Capital Contribution shall be the cash, other property, or services set forth on Exhibit A, and the Members hereby agree that each Member's initial Capital Contribution has a fair market value in the amount set forth in Exhibit A.

3.2.Capital Accounts. An individual Capital Account shall be maintained for each Member consisting of that Member's Capital Contribution, (I) increased by that Member's share of Profits, (2) decreased by that Member's share of Losses, and (3) adjusted as required in accordance with applicable provisions of the IRC and Treasury Regulations.

3.3Additional Capital Contributions. No Member shall be required to make any additional contributions to the capital of the Company. Additional contributions to the capital of the Company shall be made only in such amounts and at such times as is agreed upon unanimously by the Members. No Member may make any voluntary contribution of capital the Company without the consent of the other Members.

3.4.Withdrawals. A Member shall not be entitled to withdraw any part of the Member's Capital Contribution or to receive any distributions, whether of money or property, from the Company except as provided in this Agreement.

3.5.Interest.  No interest shall be paid on funds or property contributed to the capital of the Company or on the balance of a Member's Capital Account.

3.6.Priority. No Member shall have priority over any other Member with respect to the return of a Capital Contribution or distributions or allocations of income, gain, losses, deductions, credits, or items thereof.

3.6 Transferee's Capital Account. The transferee of all or a portion of a Member's Percentage Interest shall succeed to the Capital Account of the transferor, to the extent that it relates to the Percentage Interest transferred.

ARTICLE IV: ALLOCATIONS AND DISTRIBUTIONS

4.1.Allocations of Profits and Losses. The Profits and Losses of the Company and all items of Company income, gain, loss, deduction, or credit shall be allocated, for Company boo purposes and for tax purposes, to each Member in accordance with that Member's Membership Interest.

4.2.Special Allocations. If any Member unexpectedly receives any adjustment, allocation, or distribution as described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4)-(6), items of Company gross income and gain shall be specially allocated to that Member as quickly as possible in an amount and manner sufficient to eliminate any deficit balance in the Member's Capital Account created by the adjustment, allocation, or distribution. Any special allocation under this Section 4.2 shall be taken into account in computing subsequent allocations of Profits and Losses, so that the net amount of allocations of income and loss and all other items shall, to the extent possible, be equal to the net amount that would have been allocated if the unexpected adjustment, allocation, or distribution had not occurred. The provisions of this Section 4.2 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations §§1.704-l(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with those Regulations.

4.3.IRC Section 704{c) Allocations.  Notwithstanding any other provision in this Article IV, in accordance with IRC Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution . Allocations pursuant to this Section 4.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member's Capital Account or share of profits, losses or other items of Distribution pursuant to any provision of this Agreement.

4.4.Unrealized Appreciation or Depreciation.  Any unrealized appreciation or unrealized depreciation in the values of Company property distributed in kind to all the Members shall be treated in accordance with applicable law.

Allocation of Transferable Interest. In the case of a Transfer of a Transferable Interest during any fiscal year, the Transferring Member and Transferee shall each be allocated the economic interest’s share of Profits or Losses based on the number of days each held the Transferable Interest during that fiscal year.

4.6 .Allocation of Cash.  All cash resulting from the normal business operations of the Company and from a Capital Event shall be distributed among the Members in proportion to their Membership Interests at such times as the Members may agree.

4.7.Allocation of Noncash Proceeds. If the proceeds from a sale or other disposition of a Company asset consist of property other than cash, the value of the property shall be as determined by the Members. Noncash proceeds shall then be allocated among all the Member in proportion to their Membership Interests. If noncash proceeds are subsequently reduced to cash, the cash shall be distributed to each Member in accordance with Section 4.6.

4.8.Liquidation. Notwithstanding any other provisions of this Agreement to the contrary, when there is a distribution in liquidation of the Company, or when any Member's Interest is liquidated, all items of income and loss first shall be allocated to the Members' Capital Accounts under this Article IV, and other credits and deductions to the Members' Capital Accounts shall be made before the final distribution is made. The final distribution to the Members shall be made to the Members to the extent of and in proportion to their Membership Interests.

ARTICLE V: MEMBERS

5.1Limited Liability. Except as required under the Act or as expressly provided in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise.

5.2Admission of New Members. Additional Members shall be admitted to the Company upon the approval of a Majority of Members. The Membership Interest of new Members shall be determined by existing Members prior to admission of each new Member and Exhibit A hereto shall be amended in conformance with such determination upon admission of the new Member.

5.3Withdrawal of Member.  Except as required by the Corporations Code, no Member may withdraw from the Company, except upon the approval of a Majority of Members. The withdrawal of any Member who is under an obligation to provide services to the Company shall be without prejudice to the rights, if any, of the withdrawing Member, the Company, or the other Members under any contract to which the withdrawing Member is a party.

5.4Meetings of Members.

5.4.1Date, Time and Place of Meetings. No annual or regular meetings of the Members are required.

5.4.2Call of Meetings. Meetings of the Members may be called at any time upon written demand of Members holding more than twenty-five percent (25%) of the Membership Interests. Meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Member calling the meeting.

5.4.3Notice of Meeting. Written notice of any meeting of Members shall be sent or otherwise given in accordance with Section 5.4.4 not less than ten (10) nor more than sixty (60) days before the date of the meeting being noticed. The notice shall specify the place, date, and hour of the meeting and the general nature of the business to be transacted. No other business may be transacted at the meeting.

5.4.4Manner of Giving Notice. Notice of any meeting of the Members shall be by written communication, sent or given personally, by first class mail, by facsimile, by Electronic-mail, or by courier service, charges prepaid, addressed to each Member at the Member's address appearing on the books of the Company or given by the Member for the purpose of notice. If no such address appears on the Company's books or is give n, notice shall be deemed to have been made to that Member if written communication is sent by first-class mail facsimile, or courier service to the Company's registered office, or if published at least once in a newspaper of general circulation in the county in which the registered office is located. Notice shall be deemed to have been given when written communication is delivered personally, deposited in the mail, or sent by facsimile, electronic-mail or courier service. An affidavit of the mailing or other means of giving any notice of any Members' meeting shall be executed by the Secretary of the Company, as the case may be, who is giving the notice, and shall be filed and maintained  in the minute book of the Company.

5.4.5Quorum. The presence in person or by Proxy of a Majority of Members shall constitute a quorum at a meeting of the Members. The Members present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the loss of a quorum, if any action taken (other than adjournment) is approved by at least the required percentage of the Membership Interests.

5.4.6Adjourned Meeting: Notice. Any Members' meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the Membership Interests represented at such meeting, either in person or by Proxy, but in the absence of a quorum, no other business may be transacted at such meeting, except as provided in Section 5.4.5. When any meeting of Members is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at a meeting at which the adjournment is taken, unless the adjournment is for more than forty-five (45) days from the date set for the original meeting , in which case the Company shall set a new record date and provide notice. At any adjourned meeting, the Company may transact any business that might have been transacted at the original meeting.

5.4.7Waiver of Notice or Consent. The actions taken at any meeting of Members, however called and noticed, and wherever held, shall have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by Proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by Proxy, signs a written waiver of notice or a consent to the holding of the meeting , or an approval of the minutes of the meeting. All such waivers, consents, or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

Attendance of a person at a meeting shall constitute a waiver of notice of such meeting , except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included if: the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of the meeting need be specified in any written waiver of notice.

5.4.8Action by Written Consent Without a Meeting. Any action that may be taken at a meeting of Members may be taken without a meeting and without prior notice, if a consent in writing setting forth the action so taken is signed and delivered to the Company within sixty (60) days of the record date (as described below in Section 5.4.10) for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action were present and voted. All such consents shall be filed by the Secretary of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member's proxy holder, may revoke the consent by a writing received by the Company before written consents of the number of votes required to authorize the proposed action have been filed in the minute book of the Company.

Unless the consents of all Members entitled to vote have been solicited in writing;

(a)with respect to Member approval without a meeting of an amendment to the Articles or this Agreement, a dissolution of the Company, or a merger of the Company, notice shall be give at least ten (10) days before the consummation of the action authorized by any such approval; and (b) in the case of any other action approved by the Members without a meeting by less than unanimous written consent, prompt notice of such action shall be given to those Members entitled to vote that have not consented in writing.

5.4.9Telephonic Participation at Meetings. Members may participate in any Members' meeting through the use of any means of conference telephone or similar communications equipment as long as all Members participating can hear one another . A Member so participating is deemed to be present at the meeting.

5.4.10Record Date. For purposes of determining the Members entitled to notice of any meeting or to vote, or entitled to receive any Distribution or to exercise any rights hereunder, the Company may fix, in advance, a record date that is not more than sixty (60) days nor less than ten (10) days prior to the date of the meeting nor more than sixty (60) days prior to the action without a meeting, and in such case only Members of record on the date so fixed are entitled to notice and to vote. If no record date is fixed:

5.4.10.1The record date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

5.4.10.2The record date for determining Members entitled to give written consent to Company action without a meeting shall be the day on which the first written consent is given.

5.4.11 Proxies. Every Member entitled to vote shall have the right to do so either in person or by one or more agents authorized by a written Proxy signed by the Member and filed with the Company. A Proxy shall be deemed signed if the Member's name is placed on the Proxy (whether by manual signature, typewriting, facsimile, electronic transmission or otherwise) by the Member or the Member's attorney-in-fact. A validly executed Proxy that does not state that it is irrevocable shall continue in full force and effect unless (a) revoked by the person executing it, prior to the vote pursuant thereto, by a writing delivered to the Company stating that the Proxy is revoked, or by a subsequent Proxy executed by, or attendance at the meeting and voting in person by, the person executing the Proxy, or (b) written notice of the death or incapacity of the maker of the Proxy is received by the Company before the vote pursuant thereto is counted; provided, however, that no such Proxy shall be valid after the expiration of eleven (11) months from the date of the Proxy, unless otherwise provided in the Proxy. The revocability of a Proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 705(e) and 705(t) of the Corporations Code.

5.5Fiduciary duties. The Members intend to limit fiduciary duties to the greatest extent allowed by the Act and interpretations thereof. The Members may take any action with respect to the Company and/or each other that is not manifestly unreasonable in the circumstances, specifically, without limiting the actions which may be taken: The Members and their respective officers, directors, shareholders, partners, managers, agents, employees and affiliates may engage or invest in, independently or with others, any investment or business activity of any type or description, including without limitation those that might be the same a or similar to the Company's business and that might be in direct or indirect competition with the Company or that might be considered an investment or business opportunity or prospective economic advantage of the Company; (ii) neither the Company nor any Member shall have the right in or to such other activities, opportunities or advantages, or to the income or proceeds derived therefrom; (iii) the Members shall not be obligated to present any investment or business opportunity or prospective economic advantage to the Company, even if it could be taken by the Company and shall have the right to hold any investment or business opportunity or prospective economic advantage for their own account or to recommend such opportunity or advantage to persons other than the Company; and (iv) the Members hereby waive any and all rights and claims which they may otherwise have against the members and their officers, directors, shareholders, partners, managers, agents, employees, and affiliates as a result of any of such opportunities , activities or advantages. In the event that any action by any Member is challenged as a potential breach of fiduciary duty, such act may be ratified or approved by a majority of the non-acting Members.

5.6Deadlock.

5.6. lIf at any time there is an inability of the Members to agree, despite good faith efforts to reach agreement, on a course of action in respect of any material matter and such inability persists for at least thirty (30) days after such inability first arises and if any Member reasonably believes that such inability to agree has had or is reasonably expected to result in a material adverse effect (a "Deadlock Event"), then the Members may request that such Deadlock Event be immediately submitted for resolution through the procedure described in Section 5.6.2. Such request shall be in writing and shall be accompanied by the requesting Member's statement of the matter and its position with respect thereto. The other Members shall have the right to submit to such officers its own statement of the matter and its position with respect thereto .

5.6.2The Members agree to submit the Deadlock Event to mediation before mutually agreed mediator within fifteen (15) days of tendering notice of the Deadlock Event. If such matter is not resolved within thirty (30) days of tendering notice of the Deadlock Event, then each Member shall appoint a " representative." The representatives shall select a single, disinterested third-party mediator who shall use his or her best efforts to resolve the Deadlock Event.

5.7Members who are not Individuals. Each Member who is an artificial entity or otherwise not an individual hereby represents and warrants to the Company and each Member that such member is: (a) duly incorporated or formed, as the case may be, (b) validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and (c) his full power and authority to execute and deliver this Operating Agreement and perform its obligations hereunder.

ARTICLE VI: MANAGEMENT

6.1.Manager. The Company shall have as its Managers, Jeffrey S. Beebe and Susan R. Beebe. The Manager shall designate one or more individuals to act on its behalf, and may give those persons officer titles and responsibilities, including a President, Treasurer and Secretary, as well as any others that it should deem appropriate.

6.2Term of Manager. The Manager shall serve until removed by the Members. A Majority of Members may remove the Manager and designate a new Manager.

6.3Management of the Company. Except as otherwise noted in this Article VI, the business and affairs of the Company shall be managed by the Manager. The Manager shall direct, manage, and control the business of the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things which the Members deem to be reasonably required in light of the Company's business and objectives. Manager shall have full authority to bind the Company and to make any decisions required to operate the Company in the ordinary course of business.  All matters that are encompassed in an annual operating plan, a project plan, or a multi-year strategic plan adopted by the Members shall be deemed to be in the ordinary course of business. All matters not in the ordinary course of business shall be decided upon by the Majority of the Members, and Manager will implement all such determinations.

6.4Banking. The Manager is authorized to set up one or more bank accounts and is authorized to execute any banking resolutions provided by the institution where the accounts are being established. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company. Withdrawal from such accounts shall require the signature of such person or persons as designated by the Manager.

6.5Powers of Manager. Except as otherwise noted in this Article VI, the Manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including , but not limited to, the power to exercise on behalf and in the name of the Company all of the powers described in Act, Section 17003.

6.6Unanimous Decisions of the Members. The unanimous vote of the Members shall be required to (i) amend the Articles of Organization of the Company; (ii) voluntarily dissolve, terminate or liquidate the Company; or (iii) merge the Company with another limited liability company, limited partnership, general partnership, corporation, or other entity, or any conversion of the Company into another entity, or any reorganization or recapitalization of the Company.

6.7Voting Rights. Members shall have the right to vote only on the matters specifically set forth in this Section 6.7, and on no other matters, and shall approve the matters set forth below by a Majority of Members unless otherwise indicated in this Agreement:

6.7.1The election of or replacements of the Manager in accordance with Section 6.2;

6.7.2The admission of Additional Members in accordance with Section 5.2, or the withdrawal of any Member in accordance with Section 5.3;

6.7.3Any incurrence of debt outside the ordinary course of the Company's business;

6.7.4Any amendment to this Agreement;

6.7.5Changing or otherwise altering the election of the Company to be treated as a partnership for Federal income tax purposes;

6.7.6Any disposition or other transfer of, or the mortgaging, pledging, or granting of a security interest in, all or substantially all of the assets of the Company;

6.7.7Any act that would make it impossible to carry on the ordinary business of the Company;

6.7Entering into or amending any contract or other agreement to which the Manager is a party;

6.7.9Entering into any agreement which, by its terms or otherwise, requires the Company to do any of the foregoing;

6.7.10Approving the reimbursement of expenses incurred on behalf of the Company by Manager ;

6.7.11Any distribution of cash to Members; or

6.7.12The adoption of an annual operating plan, a project plan, or a multi-year strategic plan.

6.8Manager as Agent of Company. The Manager is an agent of the Company for the purpose of its business and for purposes of executing in the name of the Company any instrument for carrying on the business of the Company in the ordinary course. Every contract deed, mortgage, lease or other instrument executed by the Manager shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the Company was in existence , (b) neither the Agreement nor the Articles had been amended in any manner that restrict s the authority of the Manager, and (c) the execution and delivery of that instrument was duly authorized by the Members (to the extent required hereunder) and the Manager , unless the person relying thereon has actual knowledge to the contrary.

6.9Performance of Duties; Liability of Manager. The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or by any Member, unless the loss or damage is the result of fraud, deceit, gross negligence, reckless or intentional conduct, or a knowing violation of law by the Manager . The Manager shall perform its, his, or her duties in good faith, in a manner it, he, or she reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent manager in like position would use under similar circumstances. A Manager shall have no liability by reason of being or having been Manager of the Company. In performing its, his, or her duties, the Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, from employees and agents of the Company, including, but not limited to, attorneys, accountants, and other independent advisors of the Company, provided that the Manager reasonably believes the person providing such information is reliable and competent, and the matter to which such information relates is within the scope of the person's duties, experience and expertise, and provided, further, that the Manager has no knowledge that would cause such reliance to be unwarranted.

6.10Transactions between the Manager and the Company. Prior to entering into or amending any contract or other agreement to which the Manager is a party the Manger shall obtain the consent of a Majority of Members.

6.11Limited Liability. The Manager shall not be liable to any third party under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being the Manager of the Company.

6.12Indemnification. The Manager shall not be liable, responsible, or accountable, for damages or otherwise, to any Member or to the Company for any act performed by such Manager within the scope of the authority conferred on such managing Member by this Agreement and within the standard of care specified in Section 6.9 hereof. The Company shall indemnify each Manager for any act performed by such Manager within the scope of the authority conferred on such Manager by this Agreement, or for any failure to take any action, unless the Manager has breached or failed to perform the Manager's duties under this Agreement, and the breach or failure to perform constitutes grossly negligent or reckless conduct, intentional misconduct, a knowing violation of law, or a breach of such Manager’s fiduciary duties as set forth in Section 6.9 hereof.

6.13Compensation. The Company may pay the Manager a compensation for services in connection with the management of the Company in an amount to be agreed upon, which may be changed from time to time only by an affirmative vote of a Majority of Members.

ARTICLE VII: ACCOUNTS AND RECORDS

7.1.Inspection of Books and Records. Complete books of account of the Company's business, in which each Company transaction shall be fully and accurately entered, shall be kept at the Company's principal executive office and shall be open to inspection and copying by each Member or the Member's authorized representatives on reasonable Notice during normal business hours. The costs of inspection and copying shall be borne by the Member.

7.2.Accounting Method and Year. Financial books and records of the Company shall be kept on the cash method of accounting, which shall be the method of accounting followed by the Company for federal income tax purposes. A balance sheet and income statement of the Company shall be prepared promptly following the close of each fiscal year in a manner appropriate to and adequate for the Company's business and for carrying out the provisions of this Agreement. The fiscal year of the Company shall be January 1 through December 31.

7.3.Books and Records. At all times during the term of existence of the Company, and beyond that term if a Majority of Members deem it necessary, the Members shall keep or cause to be kept the books of account, and the following:

(a)A current list of the full name and last known business or residence address of each Member and of each holder of a Transferable Interest in the Company, set forth in alphabetical order, together with the Capital Contribution and the share in Profits and Losses of each Member and holder of a Transferable Interest;

(b)A copy of the Articles of Organization, as amended;

(c)Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(d)Executed counterparts of this Agreement and all amendments thereto;

(e)Any powers of attorney under which the Articles of Organization or any amendments were executed;

(f)Financial statements of the Company, if any, for the six most recent fiscal years;

(g)The books and records of the Company as they relate to the Company's internal affairs for the current and past four fiscal years; and

(h)The approved annual operating plan, any project plan, and any multi-year strategic plan as adopted by the Members.

7.4.Tax Information. Within ninety (90) days after the end of each taxable year of the Company, the Company shall send to each of the Members all information necessary for the Members to complete their federal and state income tax or information returns, and a copy of the Company's federal, state, and local income tax or information returns for that year.

7.5Tax Matters. The Members shall from time to time make such tax elections as they deem to be in the best interests of the Company. The Members shall appoint a Tax Matters Partner, as defined in IRC Section 6231, for the Company, and shall represent the Company in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and shall be authorized to expend Company funds for professional services and costs associated therewith. If for any reason the person designated herein as Tax Matters Partner can no longer serve in that capacity, a Majority of the Members may designate another Tax Matters Partner.

7.6Reimbursement of Expenses. The Manager and each Member shall be reimbursed for any and all expenses which each has incurred on behalf of the Company. Anyone seeking reimbursement shall present receipts or other evidence of expenditure together with a request for reimbursement, in the case of Members, to the Manager (who shall promptly pay the amount requested to the Member with a report of all such payments to all Members on a periodic basis), and in the case of the Manager, to the Members on a periodic basis requesting their concurrence in the reimbursement (with the Manager being able to receive reimbursement upon receipt of the Members' approval).

ARTICLE VIII: DISSOCIATION OF MEMBERS, TRANSFERS OF MEMBERSHIP INTERESTS

8.1.Dissociation. A Member may dissociate from the Company at any time by giving Notice of Dissociation to all other Members at least 180 calendar days before the effective date of dissociation. Dissociation shall not release a Member from any obligations and liabilities under this Agreement accrued or incurred before the effective date of dissociation. A dissociating Member shall divest the Member's entire Membership Interest before the effective date of dissociation in accordance with the transfer restrictions and option rights set forth below.

8.2.General Restrictions on Transfer.  Except as expressly provided in this Agreement, a Member shall not Transfer any part of the Member's Membership Interest in the Company, whether now owned or later acquired, unless (1) the other Members unanimously approve the transferee's admission to the Company as a Member and (2) the Membership Interest to be Transferred, when added to the total of all other Membership Interests Transferred in the preceding twelve (12) months, shall not cause the termination of the Company under IRC §708(b)(l)(B). No Member may Encumber or permit or suffer any Encumbrance of all or any part of the Member's Membership Interest in the Company unless the Encumbrance has been approved in writing by all the other Members. Any Transfer or Encumbrance of a Membership Interest without that approval shall be void. Notwithstanding any other provision of this Agreement to the contrary, a Member who is a natural person may transfer all or any portion of his or her Membership Interest to any revocable trust created for the benefit of the Member, or any combination between or among the Member, the Member's spouse or domestic partner, and the Member's issue if the Member retains a beneficial interest in the trust and all of the Voting Interest included in the Membership Interest. A transfer of a Member's entire beneficial interest in the trust or failure to retain a Voting Interest shall be deemed a Transfer of a Membership Interest.

8.3.Member's and Company's Option. On the happening of any of the following events ("Triggering Events") with respect to a Member, the Company and the other Members shall have the option to purchase all or any portion of the Membership Interest in the Company of the Member ("Selling Member") at the price and on the terms provided in Section 8.7 of this Agreement:

(a)The death or incapacity of a Member;

(b)The bankruptcy of a Member;

(c)The winding up and dissolution of a corporate Member, or the merger or other corporate reorganization of a corporate Member as a result of which the corporate Member does not survive as an entity;

(d)The dissociation of a Member; or

(e)Except for the events stated in Section 8.4, the occurrence of any other event that is, or that would cause, a Transfer in contravention of this Agreement.

Each Member agrees to promptly give Notice of a Triggering Event to all other Members.

8.4.Notwithstanding any other provisions of this Agreement:

(a)If, in connection with the divorce or dissolution of the marriage of a Member, any court issues a decree or order that transfers, confirms, or awards a Membership Interest, or any portion of it, to that Member's spouse (an Award), then, notwithstanding that Award, that Member shall have the right to purchase from his or her former spouse the Membership Interest, or portion of it, that was the subject of the Award, and the former spouse shall sell the Membership Interest or portion of it to that Member at the price set forth in Section 8.7 of this Agreement. If the Member has failed to consummate the purchase within 180 days after the Award (the Expiration Date), the Company and the other Members shall have the opt on to purchase from the former spouse the Membership Interest or portion of it under Section 8.5 of this Agreement , provided that the option period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the Award. In no case shall t e spouse hold anything other than a right to receive distributions; such spouse shall have no rights in the management of the Company or voting or any other rights other than to receive distributions as may be made from time-to-time.

(b)If, by reason of the death of a spouse of a Member, any portion of a Membership Interest is Transferred to a Transferee other than (1) that Member or (2) a trust created for the benefit of that Member (or for the benefit of that Member and any combination between or among the Member and the Member's issue) in which the Member is the sole Trustee and the Member, as Trustee or individually, possesses all of the Voting Interest included in that Membership Interest, then the Member shall have the right to purchase the Membership Interest or portion of it from the estate or other successor of his or her deceased spouse or Transferee of his or her deceased spouse, and the estate, successor, or Transferee must sell the Membership Interest or portion of it at the price set forth in Section 8.7 of this Agreement . If the Member has failed to consummate the purchase within 180 days after the date of death (the Expiration Date), the Company and the other Members shall have the option to purchase from the estate or other successor or Transferee of the deceased spouse the Membership Interest or portion of it under Section 8.5 of this Agreement; provided that the option period shall commence on the later of (1) the day following the Expiration Date, or (2) the date of actual notice of the death. In no case shall the Transferee hold anything other than a right to receive distributions; such Transferee shall have no rights in the management of the Company or voting or any other rights other than to receive distributions as may be made from time-to-time.

8 . 5. Company and Member Option.  On the receipt of Notice of any Triggering Event (the date of receipt being referred to in this Agreement as the Option Date), the Company shall have the option, for a period ending thirty (30) calendar days following the determination of the purchase price as provided in Section 8.7, to purchase the Membership Interest in the Company to which the option relates, at the price and on the terms provided in Section 8.7, and the other Members, pro rata, in accordance with their prior Membership Interests in the Company, shall then have the option, for a period of thirty (30) days thereafter, to purchase the Membership

Interest in the Company not purchased by the Company, on the same terms and conditions as apply to the Company. If all other Members do not elect to purchase the entire remaining Membership Interest in the Company, then the Members electing to purchase shall have the right, pro rata, in accordance with their prior Membership Interests in the Company, to purchase the additional Membership Interest in the Company available for purchase. The Transferee of the Membership Interest in the Company that is not purchased shall hold the Membership Interest in the Company subject to all of the provisions of this Agreement.

8.6.Conflict requiring abstention from voting. No Member shall participate in any Vote or decision in any matter pertaining to the disposition of that Member's Membership Interest in the Company under this Agreement.

8.7.Purchase Price. The purchase price of a Membership Interest that is the subject of an option under this Agreement shall be the Fair Market Value of the Membership Interest (computed as a percentage of the Fair Market Value of the Company) as determined under this Section 8.7. Each of the selling and purchasing parties shall use his, her, or its best efforts to mutually agree on the Fair Market Value. If the parties are unable to so agree within thirty (30 days of the date on which the option is first exercisable (the Option Date; see Section 8.5), the selling party shall appoint, within forty (40) days of the Option Date, one appraiser, and the purchasing party shall appoint within forty (40) days of the Option Date, one appraiser. The two appraisers shall within a period of five (5) additional days, agree on and appoint an additional appraiser. The three appraisers shall, within sixty (60) days after the appointment of the third appraiser, determine the Fair Market Value of the Company in writing and submit their report to all the parties. The Fair Market Value shall be determined by taking the two opinions of value that are numerically closet to each other and disregarding the third, averaging those two opinions. Such average of the two closet opinions shall be the Fair Market Value of the Company, and applying the Percentage Interest of the Membership Interest at issue to that Fair Market Value shall determine the value of the Membership Interest and thereby establish the Purchase Price. Each party shall pay for the services of the appraiser selected by it, plus one-half of the fee charged by the third appraiser. The option purchase price as so determined shall be payable in cash.

8.8.Transferee of Membership Interest. Except as expressly permitted under Section 8.2, a prospective Transferee (other than an existing Member) of a Membership Interest may be admitted as a Member with respect to the Membership Interest ("Substituted Member") only on the unanimous Vote of the other Members in favor of the prospective Transferee's admission as a Member, and (2) on the prospective Transferee's executing a counterpart of this Agreement as a party to it. Any prospective Transferee of a Membership Interest shall be deemed a Transferee, and, therefore, the owner of only a Transferable Interest until the prospective Transferee has been admitted as a Substituted Member.

8.9.Substituted Member. Any person admitted to the Company as a Substituted Member shall be subject to all provisions of this Agreement.

8.10.No Registration of Membership Interest. The initial sale of Membership Interests in the Company to the initial Members has not been qualified or registered under the securities laws of any state, or registered under the Securities Act of 1933, as amended, in reliance on exemptions from the registration provisions of those laws. No attempt has been made to qualify the offering and sale of Membership Interests to Members under the Florida Securities Law, as amended, also in reliance on an exemption from the requirement that a permit for issuance of securities be procured. Notwithstanding any other provision of this Agreement, Membership Interests may not be Transferred or Encumbered unless registered or qualified under applicable state and federal securities laws or unless, in the opinion of legal counsel satisfactory to the Company, qualification or registration is not required (together with compliance, if required of the filing of a Limited Offering Exemption Notice). A Member who desires to transfer a Membership Interest shall be responsible for all legal fees incurred in connection  with that opinion and any filings.

ARTICLE IX: DISSOLUTION AND WINDING UP

9.1.Dissolution. The Company shall be dissolved on the first to occur of the following events:

(a)By the Vote of a Majority of Members to dissolve the Company.

(b)The sale or other disposition of substantially all of the Company assets.

(c)The passage of ninety (90) consecutive days during which the Company has no Members, except on the death of a natural person who is the sole Member of the Company, the status of the Member, including a Membership Interest, may pass to the heirs, successors, and assigns of the Member by will or applicable law. The heir, successor, or assig of the Member's interest becomes a substituted Member pursuant to Florida Corporations Code§17704.01(d), subject to administration as provided by applicable law, without the permission or consent of the heirs, successors, or assigns or, those administering the estate of the deceased Member.

(d)CCode §17707.03.

    Entry of a decree of judicial dissolution under Florida Corporations

9.2.Winding Up. On the dissolution of the Company, it shall engage in no further business other than that necessary to wind up its business and affairs. The Members winding up the Company's affairs shall give written Notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the Company's records. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to Members) the remaining assets of the Company shall be distributed or applied in the following order of priority:

(a)To pay the expenses of liquidation.

(b)To repay outstanding loans to Members. If there are insufficient funds to pay those loans in full, each Member shall be repaid in the ratio that the Member 's respective loan, together with accrued and unpaid interest, bears to the total of all those loans from Members, including all interest accrued and unpaid on those loans. Repayment shall first be credited to unpaid principal and the remainder shall be credited to accrued and unpaid interest.

(c)Among the Members in accordance with the provisions of Article IV,

Section 4.7.

9.3.Payment upon Dissolution. Each Member shall look solely to the assets of the Company  for the return of the Member's investment, and if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of any Member, the Member shall have no recourse against any other Members for indemnification , contribution, or reimbursement.

ARTICLE X: ARBITRATION

10.1.Arbitration.  Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Tallahassee, Florida before one arbitrator. The arbitration shall be administered by ADR Services, Inc. or another arbitration service mutually selected by the parties in Tallahassee, Florida. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

ARTICLE XI: GENERAL PROVISIONS

11 .1.Entire Agreement. This Agreement constitutes the whole and entire agreement of the parties with respect to the subject matter of this Agreement, and it shall not be modified or amended in any respect except by a written instrument executed by all the parties. This Agreement replaces and supersedes all prior written and oral agreements by and among the Members or any of them.

11.2.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an origin al, but all of which together shall constitute one and the sa1f instrument. Executed counterparts of this Agreement may be delivered by facsimile transmission or by delivery of a scanned counterpart in portable document format (PDF) by email, in either case with delivery confirmed. On such confirmed de livery, the signatures in the facsimile or PDF data file shall be deemed to have the same force and effect as if the manually signed counterpart had been delivered to the other party in person.

11.3.Governing Law: Severability. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without reference to its choice of law or conflicts of law provisions or decisions. If any provision of this Agreement is determined by any court of competent jurisdiction or duly authorized arbitrator(s) to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid that invalidity, illegality, or unenforceability or, if that is not possible, the provision shall, to the extent of that invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shallremain in effect.

11.4.Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their heirs, personal representatives, and permitted successors and assigns.

11.5.Number and Gender.  Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, and the neuter gender shall include the male and female as well as a trust, firm, company , or corporation, all as the context and meaning of this Agreement may require.

11 . 6.Further Assurances.  The parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the parties.

11.7. No Limitation of Members' Business Activities. Except as provided in this Agreement, no provision of this Agreement shall be construed to limit in any manner the Members in the carrying on of their own respective businesses or activities.

11.8.No Agency. Except as provided in this Agreement, no provision of this Agreement shall be construed to constitute a Member, in the Member's capacity as such, the agent of any other Member.

11.9Capacity. Each Member represents and warrants to the other Members that the Member has the capacity and authority to enter into this Agreement.

11.10. Headings. The article, section, and subsection titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

11.11. Amendments. This Agreement may be altered, amended, or repealed only by a writing signed by all of the Members.

11.12.Third Parties. This Agreement is made solely for the benefit of the parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement. There are no intended Third Party Beneficiaries.

11.13.Inconsistent Acts. The Members intend the Company to be a limited liability company under the Act. No Member shall take any action inconsistent with the express intent of the parties to this agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the Members agree to the foregoing through the execution below by all of the initial Members as of the Effective Date.

MEMBERS:

REALY HOLDINGS, INC.

By:	Jeffrey S. Beebe

EXHIBIT A

SCHEDULE OF MEMBERS, CONTRIBUTIONS AND INTERESTS

Members Name and Address	Capital Contribution	Membership Interest
REALY HOLDINGS, INC.		$100%